UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

River Hawk Aviation, Inc.
(Exact name of Registrant as specified in charter)
(Formerly known as Viva International, Inc.)

Nevada	0-30440	22-3537927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

954 Business Park Drive, Traverse City, MI	49686
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (231) 946-4343

EMPLOYMENT SERVICES AGREEMENT BETWEEN RIVER HAWK AVIATION, INC., AND CALVIN HUMPHREY
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(Full Title of the Plan)

EMPLOYMENT SERVICES AGREEMENT BETWEEN RIVER HAWK AVIATION, INC., AND ROBERT SCOTT
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(Full Title of the Plan)

ENGAGEMENT AGREEMENT BETWEEN RIVER HAWK AVIATION, INC., AND
THE OTTO LAW GROUP. PLLC
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(Full Title of the Plan)

Thomas C. Cook, Esq.
The Law Offices of Thomas C. Cook, Ltd.
2921 N. Tenaya, Suite 234
Las Vegas, Nevada 89128
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(Name and address of agent for service)

(702) 952-8519
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(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Proposed Maximum Amount of Fee(2)

Common Stock, $0.001 par value	1,200,000	$.30	$360,000	$11.52

(1) The Employment Services Agreement between the River Hawk Aviation, Inc. (the “Company”) and Calvin Humphrey for 500,000 shares of common stock of the Company to be issued to Calvin Humphrey. Calvin Humphrey receiving the common stock of the Company pursuant to the Employment Services Agreement shall be referred to herein as the "Mr. Humphrey.” The general nature and purpose of the Employment Services Agreement is to provide employment services in connection with strategic management and general duties as Chief Executive Officer of the Company and, at the same time, compensate the Employee for these services. The term of the Employment Services Agreement is twelve (12) months. The Employment Services Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the employee may terminate the Employment Services Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Employment Services Agreement between the Company and Robert Scott for 200,000 shares of common stock of the Company to be issued to Robert Scott. The Robert Scott receiving the common stock of the Company pursuant to the Employment Services Agreement shall be referred to herein as the "Mr. Scott.” The general nature and purpose of the Employment Services Agreement is to provide employment services in connection with accounting services and general duties as Chief Financial Officer of the Company and, at the same time, compensate the Employee for these services. The term of the Employment Services Agreement is twelve (12) months. The Employment Services Agreement may be further renewed only by the mutual written agreement of the parties. The Company or the employee may terminate the Employment Services Agreement at any time by 14 days written notice to the other party subject to outstanding obligations. The Employment Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The engagement agreement (the "Engagement Agreement") between The Otto Law Group, PLLC ("OLG") and the Company, Inc., provides for legal services to be rendered by OLG to the Company on a periodic basis. The Company has chosen to compensate OLG for legal services rendered, in part, by issuing 500,000 shares of the Company's common stock to David M. Otto on this Form S-8 registration statement. The general nature and purpose of the Engagement Agreement is to provide for legal services for the Company and, at the same time, compensate OLG for said legal services.

The Engagement Agreement does not provide for a specific term, but remains in effect until terminated by either party. The Engagement Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On May 23, 2007, the fair market value of the Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.30 per share. On this basis, the maximum aggregate offering price for the options to purchase shares being registered hereunder is $360,000 and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .00003070.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement: (i) the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2006, (ii) the Company's Quarterly Report on Form 10-QSB for the periods ended March 31, 2007, September 30, 2006 and June 30, 2006 (iii) the Company's periodic reports on Form 8-K filed May 16, 2007, April 3, 2007, January 29, 2007, January 12, 2007, October 2, 2006, as amended October 4, 2006 and October 10, 2006, September 26, 2006 and August 25, 2006 (iv) the Company's Form 10-SB registration statement, as amended, filed August 31, 1999. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

David M. Otto of The Otto Law Group, PLLC, which has prepared this Registration Statement and the opinion regarding the authorization, issuance and status of the securities, as fully-paid and non-assessable, covered by this Registration Statement, has represented the Registrant in the past on certain legal matters, and is the recipient and beneficial owner of 500,000 securities of the Company registered hereunder.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise.

The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

ITEM 8. EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits and incorporated herein by this reference.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, at 954 Business Park Drive, Traverse City, MI, on this 22nd day of May 2007.

RIVER HAWK AVIATION, INC.
(Name of Registrant)

Date: May 22, 2007
By: /s/ Robert J Scott
Name: Robert J Scott
Its: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Robert J. Scott	Chief Financial Officer	05/22/2007
By: Robert J. Scott

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       RIVER HAWK AVIATION, INC.
(Company)

/s/ Robert J Scott
By: Robert J Scott
Its: Chief Financial Officer
Date: May 22, 2007

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION	LOCATION
5	Opinion of the Law Offices of The Otto Law Group, PLLC	Filed herewith.
10.3	Employment Services Agreement between River Hawk Aviation, Inc., and Calvin Humphrey	Filed herewith.
10.4	Employment Services Agreement between River Hawk Aviation, Inc., and Robert Scott	Filed herewith.
10.5	Engagement Agreement between River Hawk Aviation, Inc., and The Otto Law Group. PLLC	Incorporated by reference to the Form 8-K filed by the Company on August 25, 2006.
23.1	Consent of The Otto Law Group, PLLC	(contained in exhibit 5)
23.2	Consent of Public Accounting Firm	Filed herewith.